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                                                                     EXHIBIT 4.5

                                 AMENDMENT NO. 1

                                       TO

                         AMVESTORS FINANCIAL CORPORATION

                        1996 INCENTIVE STOCK OPTION PLAN



          WHEREAS, AmerUs Annuity Group Co., f/k/a AmVestors Financial Corporation, a Kansas corporation (the "Company"), heretofore has established and maintained the "AMVESTORS FINANCIAL CORPORATION 1996 INCENTIVE STOCK OPTION PLAN" (the "Plan"), an incentive stock option plan for the benefit of certain of its employees and certain employees of its affiliates;

     WHEREAS, effective December 19, 1997, the Company merged with and into AmerUs Group Co., f/k/a AmerUs Life Holdings, Inc., an Iowa corporation ("AGC"), pursuant to which each outstanding share of the common stock of the Corporation became 0.6724 shares of AGC stock for every share of their Company stock (the "Merger"); and

          WHEREAS, the Company desires to amend the Plan to reflect the assumption of the Plan by the Company and the substitution of Company common stock for AGC common stock in the Plan's company stock fund.

          NOW, THEREFORE, the Plan is hereby amended, effective December 19, 1997, as follows:

          1. The title of the Plan shall hereinafter be the "AMERUS ANNUITY GROUP CO. 1996 INCENTIVE STOCK OPTION PLAN."

          2. The reference to "AmVestors Financial Corporation" in Section 1 of the Plan is amended and restated as "AmerUs Annuity Group Co."

          3.   Section 2 of the Plan is hereby amended and restated as follows:

     "2. STOCK SUBJECT TO THE PLAN. The maximum number of shares which may be issued upon exercise of Options granted under the Plan ("Options") shall be 638,780 shares of Common Stock, no par value, of the Company's parent company, AmerUs Group Co., an Iowa corporation ("Common Stock"). Such shares may be either issued shares of Common Stock which shall have been reacquired by the Company or authorized but unissued shares of Common Stock as the Board of Directors of the Company (the "Board") shall from time to time determine. If any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such Option shall again become available for option pursuant to the Plan."

          4.   Section 6 of the Plan is hereby amended and restated as follows:

     "6. EXERCISE OF OPTIONS. An Option may be exercised in accordance with its terms at any time or from time to time after the granting thereof and the approval of this Plan by the stockholders of the Company in accordance with Paragraph 13 of the Plan. The purchase price of the shares purchased upon exercise of an Option shall be paid in full in cash at the time of the exercise, but the Board of Directors may (but shall not be required to) determine that shares may be purchased in whole or in part upon the exercise of Options with Common Stock. Notwithstanding the foregoing sentence, a participant shall be entitled to pay the purchase price by executing a promissory note, if such a right is expressly granted to a participant in the Incentive Stock Option Agreement entered into between a participant and the Company. Except as provided in Paragraph 8 hereof, an Option may not

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be exercised in whole or in part unless the holder thereof shall then be an employee of the Company or of a subsidiary of the Company. The holder of an Option shall not have any of the rights of a stockholder with respect to the shares covered by his or her Option until and except to the extent that the Option shall have been duly exercised."

          5.   Section 9 of the Plan is hereby amended and restated as follows:

     "9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Notwithstanding any other provisions of this Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, stock split, merger, consolidation, split-up, combination or exchange of shares, reorganization, liquidation, or the like, the aggregate number and class of shares of Common Stock available under the Plan and the number and class of shares subject to each outstanding Option and the option prices shall be appropriately adjusted by the Board, whose determination shall be conclusive."